Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66, Phillips 66 U.K. Share Incentive Plan and Phillips 66 Ireland Share Participation Plan of our report dated February 11, 2013, with respect to the financial statements of WRB Refining LP included in Phillips 66’s Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
May 13, 2013